BlackRock Series, Inc. (the "Registrant"):  BlackRock
International Fund (the "Fund")
77Q1(e):

Copies of any new or amended Registrant investment advisory
Contracts

Attached please find as an exhibit to Sub-Item 77Q1(e) of Form
N-SAR, a copy of the Investment Management Agreement between the Registrant, on behalf of the Fund, and BlackRock Advisors, LLC.



             INVESTMENT MANAGEMENT AGREEMENT

      AGREEMENT, dated February 27, 2017, between BlackRock
Series, Inc. (the "Corporation"), a Maryland corporation, on behalf of BlackRock International Fund (the "Fund") and
BlackRock Advisors, LLC, a Delaware limited liability company
(the "Advisor").
      WHEREAS, the Advisor has agreed to furnish investment
advisory services to the Fund, a series of the Corporation, an open-end management investment company registered under the
Investment Company Act of 1940, as amended (the "1940 Act");
      WHEREAS, the Board of Directors of the Corporation has
established and designated the Fund as a series of the
Corporation; and
      WHEREAS, this Agreement has been approved in accordance
with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth.
      NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:
      1.	In General.  The Advisor agrees, all as more fully set
forth herein, to act as investment advisor to the Fund with
respect to the investment of the Fund's assets and to supervise and arrange for the day to day operations of the Fund and the purchase of securities for and the sale of securities held in the investment portfolio of the Fund.
      2.	Duties and Obligations of the Advisor with Respect to
Investment of Assets of the Fund.  Subject to the succeeding provisions of this section and subject to the direction and
control of the Corporation's Board of Directors, the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Fund's assets and in
connection therewith have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund;
(ii) supervise continuously the investment program of the Fund and the composition of its investment portfolio; (iii) arrange, subject to the provisions of paragraph 4 hereof, for the
purchase and sale of securities and other assets held in the investment portfolio of the Fund; and (iv) provide investment research to the Fund.
      3.	Duties and Obligations of Advisor with Respect to the
Administration of the Fund.  The Advisor also agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Fund's custodian, transfer agent and dividend disbursing agent and other service providers) for the Fund.  To the extent requested by the Fund, the Advisor agrees to provide the following administrative services:
            (a)	Oversee the determination and publication of the
Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board of Directors;
            (b)	Oversee the maintenance by the Fund's custodian
and transfer agent and dividend disbursing agent of certain
books and records of the Fund as required under Rule
31a-1(b)(4) of the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board of Directors)
such other books and records required by law or for the proper operation of the Fund;
            (c)	Oversee the preparation and filing of the Fund's
federal, state and local income tax returns and any other
required tax returns;
            (d)	Review the appropriateness of and arrange for
payment of the Fund's expenses;
            (e)	Prepare for review and approval by officers of
the Corporation's financial information for the Fund's
semiannual and annual reports, proxy statements and other
communications with shareholders required or otherwise to be sent to Fund shareholders, and arrange for the printing and
dissemination of such reports and communications to
shareholders;
            (f)	Prepare for review by an officer of the
Corporation the Fund's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on
Form N-SAR, Form N-CSR, Form N-PX, Form N-Q, and such other
reports, forms and filings, as may be mutually agreed upon;
            (g)	Prepare such reports relating to the business and
affairs of the Fund as may be mutually agreed upon and not
otherwise appropriately prepared by the Fund's custodian,
counsel or auditors;
            (h)	Make such reports and recommendations to the
Board of Directors concerning the performance of the independent accountants as the Board of Directors may reasonably request or deems appropriate;
            (i)	Make such reports and recommendations to the
Board of Directors concerning the performance and fees of the
Fund's custodian and transfer agent and dividend disbursing
agent as the Board of Directors may reasonably request or deems appropriate;
            (j)	Oversee and review calculations of fees paid to
the Fund's service providers;
            (k)	Oversee the Fund's portfolio and perform
necessary calculations as required under Section 18 of the 1940
Act;
            (l)	Consult with the Corporation's officers,
independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent in establishing the accounting policies of the Fund and monitor financial and shareholder accounting services;
            (m)	Determine the amounts available for distribution
as dividends and distributions to be paid by the Fund to its shareholders; prepare and arrange for the printing of dividend notices to shareholders; and provide the Fund's dividend
disbursing agent and custodian with such information as is
required for such parties to effect the payment of dividends and distributions and to implement the Fund's dividend reinvestment plan;
            (n)	Prepare such information and reports as may be
required by any banks from which the Fund borrows funds;
            (o)	Provide such assistance to the custodian and the
Fund's counsel and auditors as generally may be required to
properly carry on the business and operations of the Fund;
            (p)	Respond to or refer to the Corporation's officers
or transfer agent, shareholder (including any potential
shareholder) inquiries relating to the Fund; and
            (q)	Supervise any other aspects of the Fund's
administration as may be agreed to by the Corporation and the
Advisor.
      All services are to be furnished through the medium of any directors, officers or employees of the Advisor or its affiliates as the Advisor deems appropriate in order to fulfill its obligations hereunder.
      The Fund will reimburse the Advisor or its affiliates for
all out-of-pocket expenses incurred by them in connection with the performance of the administrative services described in this paragraph 3. The Fund will reimburse the Advisor and its affiliates for their costs in providing accounting services to the Fund.
      4.	Covenants.  (a) In the performance of its duties under
this Agreement, the Advisor shall at all times conform to, and act in accordance with, any requirements imposed by:  (i) the provisions of the 1940 Act and the Investment Advisers Act of
1940, as amended, and all applicable Rules and Regulations of the SEC; (ii) any other applicable provision of law; (iii) the provisions of the Fourth Articles of Amendment and Restatement
and Amended and Restated By-Laws of the Corporation, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund as set forth in its
Registration Statement on Form N-1A and/or the resolutions of the Board of Directors; and (v) any policies and determinations of the Board of Directors of the Corporation and
            (b)	In addition, the Advisor will:
            (i)	place orders either directly with the issuer
or with any broker or dealer.  Subject to the other
provisions of this paragraph, in placing orders with
brokers and dealers, the Advisor will attempt to obtain the
best price and the most favorable execution of its orders.
In placing orders, the Advisor will consider the experience
and skill of the firm's securities traders as well as the
firm's financial responsibility and administrative
efficiency.  Consistent with this obligation, the Advisor
may select brokers on the basis of the research,
statistical and pricing services they provide to the Fund
and other clients of the Advisor.  Information and research
received from such brokers will be in addition to, and not
in lieu of, the services required to be performed by the
Advisor hereunder.  A commission paid to such brokers may
be higher than that which another qualified broker would
have charged for effecting the same transaction, provided
that the Advisor determines in good faith that such
commission is reasonable in terms either of the transaction
or the overall responsibility of the Advisor to the Fund
and its other clients and that the total commissions paid
by the Fund will be reasonable in relation to the benefits
to the Fund over the long term.  Subject to the foregoing
and the provisions of the 1940 Act, the Securities Exchange
Act of 1934, as amended, and other applicable provisions of
law, the Advisor may select brokers and dealers with which
it or the Corporation is affiliated;
            (ii)	maintain a policy and practice of conducting
its investment advisory services hereunder independently of
the commercial banking operations of its affiliates.  When
the Advisor makes investment recommendations for the Fund,
its investment advisory personnel will not inquire or take
into consideration whether the issuer of securities
proposed for purchase or sale for the Fund's account are
customers of the commercial department of its affiliates;
and
            (iii)	treat confidentially and as proprietary
information of the Fund all records and other information
relative to the Fund, and the Fund's prior, current or
potential shareholders, and will not use such records and
information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which
approval shall not be unreasonably withheld and may not be
withheld where the Advisor may be exposed to civil or
criminal contempt proceedings for failure to comply, when
requested to divulge such information by duly constituted
authorities, or when so requested by the Fund.
      5.	Services Not Exclusive.  Nothing in this Agreement
shall prevent the Advisor or any officer, employee or other
affiliate thereof from acting as investment advisor for any
other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the
Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.
      6.	Sub-Advisors.  The Advisor may from time to time, in
its sole discretion to the extent permitted by applicable law, appoint one or more sub-advisors, including, without limitation, affiliates of the Advisor, to perform investment advisory services with respect to the Fund.  The Advisor may terminate any or all sub-advisors in its sole discretion at any time to the extent permitted by applicable law.
      7.	Books and Records.  In compliance with the
requirements of Rule 31a-3 under the 1940 Act, the Advisor
hereby agrees that all records which it maintains for the
Corporation are the property of the Corporation and further
agrees to surrender promptly to the Corporation any such records upon the Corporation's request.  The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940
Act the records required to be maintained by Rule 31a-1 under the 1940 Act.
      8.	Expenses.  During the term of this Agreement, the
Advisor will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or Directors' fees of any officers or Directors of the Corporation who are affiliated persons (as defined in the 1940 Act) of the Advisor; provided that the Board of Directors of the Corporation may approve
reimbursement to the Advisor of the pro rata portion of the
salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations, (including, without limitation, compliance matters) (other than the provision of investment advice and administrative services required to be provided hereunder) of all personnel employed by the Advisor who devote substantial time to Fund operations or the operations of other investment companies advised by the
Advisor.
      9.	Compensation of the Advisor.  (a) The Corporation, on
behalf of the Fund, agrees to pay to the Advisor and the Advisor agrees to accept as full compensation for all services rendered by the Advisor as such, a monthly fee (the "Investment Advisory
Fee") in arrears at an annual rate equal to the amount set forth in Schedule A hereto of the average daily value of the Fund's
Net Assets.  "Net Assets" means the total assets of the Fund minus the sum of the accrued liabilities.  For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may
be.
            (b) 	For purposes of this Agreement, the net assets of
the Fund shall be calculated pursuant to the procedures adopted by resolutions of the Directors of the Corporation for
calculating the value of the Fund's assets or delegating such calculations to third parties.
      10.	Indemnity.  (a) The Fund may, in the discretion of the
Board of Directors of the Corporation, indemnify the Advisor, and each of the Advisor's directors, officers, employees,
agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof
(including any individual who serves at the Advisor's request as director, officer, partner, member, trustee or the like of another entity) (each such person being an "Indemnitee") against any liabilities and expenses, including amounts paid in
satisfaction of judgments, in compromise or as fines and
penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee's action was in the best interest of the Corporation and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no
reasonable cause to believe that the conduct was unlawful;
provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Corporation or the Fund or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee's position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee,
pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be
provided unless there has been a determination that such
settlement or compromise is in the best interests of the Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee's action was in the best interest of the Fund and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the
prosecution of such action, suit or other proceeding by such
Indemnitee was authorized by a majority of the full Board of
Directors of the Corporation.
            (b)	The Fund may make advance payments in connection
with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Corporation receives a written affirmation of the Indemnitee's good faith belief that the standard of conduct necessary for
indemnification has been met and a written undertaking to
reimburse the Fund unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the
Directors of the Corporation determine that the facts then known to them would not preclude indemnification.  In addition, at least one of the following conditions must be met:  (A) the
Indemnitee shall provide security for such Indemnitee
undertaking, (B) the Corporation shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Directors of the Corporation who are
neither "interested persons" of the Corporation (as defined in
Section 2(a)(19) of the 1940 Act) nor parties to the proceeding ("Disinterested Non Party Directors") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial type
inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.
            (c)	All determinations with respect to the standards
for indemnification hereunder shall be made (1) by a final
decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non Party Directors of the Corporation, or (ii) if
such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal
counsel in a written opinion.  All determinations that advance payments in connection with the expense of defending any
proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (2) above.
      The rights accruing to any Indemnitee under these
provisions shall not exclude any other right to which such
Indemnitee may be lawfully entitled.
      11.	Limitation on Liability.  The Advisor will not be
liable for any error of judgment or mistake of law or for any loss suffered by the Advisor or by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of
compensation for services or a loss resulting from willful
misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.  As used in this Section 11, the term "Advisor" shall include any affiliates of the Advisor performing services for the Fund contemplated hereby and
partners, directors, officers and employees of the Advisor and of such affiliates.
      12.	Duration and Termination.  This Agreement shall become
effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years.  Thereafter, if not
terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both
(a) the vote of a majority of the Corporation's Board of
Directors or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (b) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the
foregoing, this Agreement may be terminated by the Corporation, on behalf of the Fund, at any time, without the payment of any penalty, upon giving the Advisor 60 days' notice (which notice may be waived by the Advisor), provided that such termination by the Corporation, on behalf of the Fund, shall be directed or approved by the vote of a majority of the Directors of the
Corporation in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or by the Advisor on 60 days'
written notice (which notice may be waived by the Corporation, on behalf of the Fund).  This Agreement will also immediately terminate in the event of its assignment.  (As used in this
Agreement, the terms "majority of the outstanding voting
securities," "interested person" and "assignment" shall have the same meanings of such terms in the 1940 Act.)
      13.	Notices.  Any notice under this Agreement shall be in
writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.
      14.	Amendment of this Agreement.  This Agreement may be
amended by the parties only if such amendment is specifically approved by the vote of the Board of Directors of the
Corporation, including a majority of those Directors who are not parties to this Agreement or interested persons of any such
party cast in person at a meeting called for the purpose of
voting on such approval and, where required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the
Fund.
      15.	Governing Law.  This Agreement shall be governed by
and construed in accordance with the laws of the State of New
York for contracts to be performed entirely therein without
reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of New York, or any of the provisions, conflict with the applicable provisions of the 1940
Act, the latter shall control.
      16.	Use of the Name BlackRock.  The Advisor has consented
to the use by the Corporation of the name or identifying word
"BlackRock" in the name of the Corporation and the Fund.  Such consent is conditioned upon the employment of the Advisor as the investment advisor to the Fund. The name or identifying word
"BlackRock" may be used from time to time in other connections and for other purposes by the Advisor and any of its affiliates.
The Advisor may require the Corporation and the Fund to cease using "BlackRock" in the name of the Corporation and the Fund if the Fund ceases to employ, for any reason, the Advisor, any
successor thereto or any affiliate thereof as investment advisor of the Fund.
      17.	Miscellaneous.  The captions in this Agreement are
included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect
their construction or effect.  If any provision of this
Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement
shall not be affected thereby.  This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.
      18.	Counterparts.  This Agreement may be executed in
counterparts by the parties hereto, each of which shall
constitute an original counterpart, and all of which, together, shall constitute one Agreement.





      IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.


BLACKROCK SERIES, INC., on behalf of its series, BLACKROCK INTERNATIONAL FUND

By:	/s/ John M. Perlowski
Name:  John M. Perlowski
Title:  Director and Chief Executive Officer


BLACKROCK ADVISORS, LLC

By:	/s/ Neal J. Andrews
Name:  Neal J. Andrews
Title:  Managing Director



[PAGE BREAK]



                        Schedule A
                  Investment Advisory Fee

Portion of Average Daily Value        Investment Advisory Fee
 of Net Assets of the Fund

Not exceeding $500 million                    0.75%
In excess of $500 million                     0.70%